CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 28, 2011, with respect to the consolidated financial statements included in the Annual Report of Rand Logistics, Inc. on Form 10-K for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Rand Logistics, Inc. on Form S-3 (Nos. 333-143291, 333-117051 and 333-172815) and Form S-8 (No. 333-152609).

/s/ Grant Thornton LLP

Grant Thornton LLP
Mississauga, Canada
June 28, 2011